Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statements (Nos. 333-92414, 333-101517, 333-106201, 333-122893, 333-134674, 333-143145 and 333-146607) on Form S-8 of Echo Therapeutics, Inc. (formerly Sontra Medical Corporation) of our report, dated March 25, 2008, relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-KSB of the Registrant for the year ended December 31, 2007. Our report dated March 25, 2008 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Registrant’s ability to continue as a going concern.

/s/ Wolf & Company, P.C.
Wolf & Company, P.C.
Boston, Massachusetts
July 2, 2008